EXHIBIT 11

             COMPUTATION OF EARNINGS PER SHARE

                                            Three months            Six months
                                            ended June 30          ended June 30
                                           1995       1994        1995        1994
                                           ----       ----        ----        ----
Calculation of common and
   common equivalent shares:

   Shares outstanding at beginning
     of the period                      1,051,000   1,051,000   1,051,000   1,046,000

   Weighted average number of shares
     issued during the period:

     Issuance of shares                                                         3,000
                                        ---------   ---------   ---------   ---------
     Weighted average shares
     outstanding                        1,051,000   1,051,000   1,051,000   1,049,000

   Common equivalent shares if
     stock options were exercised
                                        ---------   ---------   ---------   ---------
   Average number of common and common
     equivalent shares outstanding      1,051,000   1,051,000   1,051,000   1,049,000
                                        =========   =========   =========   =========
Calculation of earnings per share:

   Net loss                             ($137,000)  ($856,000)  ($118,000)  ($789,000)

   Average number of common and common
     equivalent shares outstanding      1,051,000   1,051,000   1,051,000   1,049,000
                                        ---------   ---------   ---------   ---------
   Loss per common and common
     equivalent share                       ($.13)      ($.81)      ($.11)      ($.75)
                                            =====       =====       =====       =====

   Fully diluted earnings per share is equivalent to primary earnings per share as the period-end market price of common stock does not result in greater dilution.